Exhibit 11

June 29, 2011

Board of Directors

TCW Funds, Inc.

865 South Figueroa Street

Suite 1800

Los Angeles, CA 90017

Re:	TCW Value Opportunities Fund

Dear Ladies and Gentlemen:

I have acted as counsel to TCW Value Opportunities Fund, a series of TCW Funds, Inc., a Maryland Corporation (the “Company”), and I have a general familiarity with the Company’s business operations, practices and procedures. You have asked for my opinion regarding the issuance of shares of common stock by the Company in connection with the acquisition by TCW Value Opportunities Fund of the assets of the TCW Relative Value Small Cap Fund, also a series of the Company, which will be registered on a Form N-14 Registration Statement (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission.

I have examined originals or certified copies, or copies otherwise identified to our satisfaction as being true copies, of various corporate records of the Company and such other instruments, documents, and records as we have deemed necessary in order to render this opinion. I have assumed the genuineness of all signatures, the authenticity of all documents examined by me and the correctness of all statements of fact contained in those documents.

On the basis of the foregoing, it is my opinion that the shares of common stock of the Company being registered under the Securities Act of 1933 in the Registration Statement have been duly authorized and will be legally and validly issued and fully paid and non-assessable by the Company upon transfer of the assets of the TCW Relative Value Small Cap Fund pursuant to the terms of the Agreement and Plan of Reorganization included in the Registration Statement.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

I am a member of the Bar of Maryland.

Very truly yours,

/s/ Philip K. Holl
Philip K. Holl